                           OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON SHARES
                                       OF
                           SUPER FOOD SERVICES, INC.
                                       AT
                              $15.50 NET PER SHARE
                                       BY
                          NFC ACQUISITION CORPORATION
                          A WHOLLY OWNED SUBSIDIARY OF
                               NASH-FINCH COMPANY

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, NOVEMBER 6, 1996, UNLESS THE OFFER IS EXTENDED.

    THE BOARD OF DIRECTORS OF SUPER FOOD SERVICES, INC. HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER AGREEMENT (AS HEREINAFTER DEFINED), HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER AGREEMENT ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF SUPER FOOD SERVICES, INC. AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES (AS HEREINAFTER DEFINED) PURSUANT TO THE OFFER.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS HEREINAFTER DEFINED) A NUMBER OF SHARES OF SUPER FOOD SERVICES, INC. WHICH, TOGETHER WITH SHARES BENEFICIALLY OWNED BY NASH-FINCH COMPANY, NFC ACQUISITION CORPORATION AND/OR OTHER SUBSIDIARIES OF NASH-FINCH COMPANY, REPRESENTS AT LEAST A MAJORITY OF THE TOTAL NUMBER OF SHARES THEN OUTSTANDING ON A FULLY DILUTED BASIS. THE PURCHASER ESTIMATES THAT APPROXIMATELY 5,620,913 SHARES WILL NEED TO BE VALIDLY TENDERED (AND NOT WITHDRAWN) TO SATISFY THIS MINIMUM CONDITION (AS HEREINAFTER DEFINED). THE OFFER IS SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTIONS 1, 13 AND 16.

    NASH-FINCH COMPANY HAS ENTERED INTO A STOCKHOLDER AGREEMENT WITH THE DIRECTORS AND CERTAIN OFFICERS OF SUPER FOOD SERVICES, INC., INCLUDING JACK TWYMAN, THE CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER OF SUPER FOOD SERVICES, INC., PURSUANT TO WHICH, AMONG OTHER THINGS, SUCH PERSONS HAVE AGREED (SUBJECT TO CERTAIN EXCEPTIONS) TO TENDER IN THE OFFER ALL SHARES OWNED BY THEM, WHICH CONSTITUTE APPROXIMATELY 5.2% OF ALL OUTSTANDING SHARES.
                            ------------------------

                                   IMPORTANT

    ANY STOCKHOLDER DESIRING TO TENDER ALL OR A PORTION OF SUCH STOCKHOLDER'S SHARES (AS HEREINAFTER DEFINED) SHOULD EITHER (1) COMPLETE AND SIGN THE LETTER OF TRANSMITTAL (OR A FACSIMILE THEREOF) IN ACCORDANCE WITH THE INSTRUCTIONS IN THE LETTER OF TRANSMITTAL AND MAIL OR DELIVER THE LETTER OF TRANSMITTAL TOGETHER WITH THE CERTIFICATE(S) EVIDENCING SUCH SHARES, AND ANY OTHER REQUIRED DOCUMENTS, TO THE DEPOSITARY OR TENDER SUCH SHARES PURSUANT TO THE PROCEDURE FOR BOOK-ENTRY TRANSFER SET FORTH IN SECTION 4, OR (2) REQUEST HIS BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO EFFECT THE TRANSACTION FOR HIM. A STOCKHOLDER WHOSE SHARES ARE REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE MUST CONTACT SUCH BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE IF SUCH STOCKHOLDER DESIRES TO TENDER SUCH SHARES.

    A STOCKHOLDER WHO DESIRES TO TENDER SHARES AND WHOSE CERTIFICATES REPRESENTING SUCH SHARES ARE NOT IMMEDIATELY AVAILABLE, OR WHO CANNOT COMPLY WITH THE PROCEDURES FOR BOOK-ENTRY TRANSFER ON A TIMELY BASIS, MAY TENDER SUCH SHARES BY FOLLOWING THE PROCEDURE FOR GUARANTEED DELIVERY SET FORTH IN SECTION 4.

    QUESTIONS AND REQUESTS FOR ASSISTANCE MAY BE DIRECTED TO THE INFORMATION AGENT OR TO THE DEALER MANAGER AT THEIR RESPECTIVE ADDRESSES AND TELEPHONE NUMBERS SET FORTH ON THE BACK COVER OF THIS OFFER TO PURCHASE. ADDITIONAL COPIES OF THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL, THE NOTICE OF GUARANTEED DELIVERY AND OTHER RELATED MATERIALS MAY BE DIRECTED TO THE INFORMATION AGENT, THE DEALER MANAGER, OR TO BROKERS, DEALERS, COMMERCIAL BANKS OR TRUST COMPANIES.
                            ------------------------

                      The Dealer Manager for the Offer is:

                               PIPER JAFFRAY INC.

                               TABLE OF CONTENTS

SECTION                                                                                                         PAGE
-----------------------------------------------------------------------------------------------------------     -----

INTRODUCTION...............................................................................................           1

 1. Terms of the Offer; Expiration Date....................................................................           3

 2. Acceptance of and Payment for Shares...................................................................           3

 3. Withdrawal Rights......................................................................................           4

 4. Procedures for Accepting the Offer and Tendering Shares................................................           5

 5. Certain Income Tax Consequences........................................................................           8

 6. Market Prices of Shares; Dividends.....................................................................           8

 7. Certain Effects of the Offer...........................................................................           9

 8. Certain Information Concerning the Company.............................................................          10

 9. Certain Information Concerning the Purchaser and Parent................................................          11

10. Background of the Offer................................................................................          13

11. Purpose of the Offer and Merger; Plans for the Company; the Merger
   Agreement and Stockholder Agreement.....................................................................          16

12. Source and Amount of Funds.............................................................................          21

13. Certain Conditions of the Offer........................................................................          22

14. Dividend and Distributions.............................................................................          24

15. Certain Legal Matters..................................................................................          24

16. Extension of Tender Period, Termination and Amendments.................................................          27

17. Certain Fees and Expenses..............................................................................          28

18. Miscellaneous..........................................................................................          28

Schedule A -- Directors and Executive Officers of Parent and the Purchaser.................................         A-1

TO THE HOLDERS OF COMMON STOCK OF SUPER FOOD SERVICES, INC.:

                                  INTRODUCTION

    NFC Acquisition Corporation, a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Nash-Finch Company, a Delaware corporation ("Parent"), hereby offers to purchase all outstanding shares of the Common Shares, par value $1.00 per share, including the associated preferred share purchase rights (collectively, unless the context otherwise requires, the "Shares"), of Super Food Services, Inc., a Delaware corporation (the "Company"), at $15.50 per Share, net to the seller in cash, without any interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares pursuant to the Offer. The Purchaser will pay charges and reimbursable expenses incurred in connection with the Offer by Piper Jaffray Inc., which is acting as the Dealer Manager for the Offer (in such capacity, the "Dealer Manager"), Norwest Bank Minnesota, N.A., which is acting as the Depositary (the "Depositary") and D.F King & Co., Inc., which is acting as the Information Agent (the "Information Agent"). See Section 17.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS HEREINAFTER DEFINED) A NUMBER OF SHARES WHICH REPRESENTS AT LEAST A MAJORITY OF THE TOTAL OF ALL SHARES OUTSTANDING AT THE TIME OF PURCHASE ON A FULLY DILUTED BASIS (INCLUDING ALL SHARES ISSUABLE UPON EXERCISE OF OPTIONS (DEFINED BELOW) OR OTHER STOCK PURCHASE RIGHTS WHICH ARE OUTSTANDING AT THE TIME OF PURCHASE, WHETHER OR NOT SUCH OPTIONS OR OTHER STOCK PURCHASE RIGHTS ARE EXERCISABLE OR FULLY VESTED ("FULLY DILUTED SHARES")) (THE "MINIMUM CONDITION"). SEE SECTION 13.

    The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of October 8, 1996, by and among the Company, Parent and the Purchaser (the "Merger Agreement"). The Merger Agreement provides, among other things, that as soon as practicable after the consummation of the Offer and the satisfaction of certain conditions, the Purchaser will be merged with and into the Company (the "Merger") and the Company will become a wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each then outstanding Share (other than Shares held by Parent, the Purchaser or any of their subsidiaries, or in the treasury of the Company or by any subsidiary of the Company, if any, all of which will be canceled, and other than Shares ("Dissenting Shares") held by stockholders who properly exercise and perfect appraisal rights under the General Corporation Law of the State of Delaware ("DGCL")), will be converted into the right to receive $15.50 in cash, or such higher price per Share as shall have been paid in the Offer. The Merger Agreement is more fully described in Section 11.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER AND THE MERGER AGREEMENT, HAS DETERMINED THAT EACH OF THE OFFER AND THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

    ON OCTOBER 8, 1996, LAZARD FRERES & CO. LLC ("LAZARD FRERES"), THE COMPANY'S FINANCIAL ADVISOR, DELIVERED A WRITTEN OPINION TO THE BOARD OF DIRECTORS OF THE COMPANY THAT, BASED UPON AND SUBJECT TO VARIOUS CONSIDERATIONS AND ASSUMPTIONS SET FORTH THEREIN, THE PROPOSED $15.50 PER SHARE CASH CONSIDERATION TO BE RECEIVED BY THE STOCKHOLDERS OF THE COMPANY IN CONNECTION WITH THE OFFER AND THE MERGER IS FAIR TO THE STOCKHOLDERS OF THE COMPANY FROM A FINANCIAL POINT OF VIEW. A COPY OF THE OPINION RENDERED BY LAZARD FRERES TO THE BOARD OF DIRECTORS OF THE COMPANY, SETTING FORTH THE PROCEDURES FOLLOWED, THE MATTERS CONSIDERED, THE SCOPE OF THE REVIEW UNDERTAKEN AND THE ASSUMPTIONS MADE BY LAZARD FRERES IN ARRIVING AT ITS OPINION, IS ATTACHED AS AN EXHIBIT TO THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 THAT IS BEING MAILED TO THE COMPANY'S STOCKHOLDERS HEREWITH.

    The consummation of the Merger is subject to the satisfaction or waiver of a number of conditions, including, if required by law, the approval and adoption of the Merger Agreement by the stockholders of the Company. If the Minimum Condition is satisfied, the Purchaser will have sufficient voting power under the DGCL to effect the Merger without the concurrence of any other stockholder of the Company. Under the Merger Agreement, Parent and the Purchaser have agreed to vote all Shares acquired in the Offer in favor of the Merger. If at least 90% of the outstanding Shares are purchased in the Offer, the Purchaser will be able to effect a short-form merger under Section 253 of the DGCL without prior notice to, or any action by, any other stockholder of the Company. See Section 11.

    According to the Company, as of October 8, 1996, there were 10,997,448 Shares issued and outstanding and 197,277 Shares subject to issuance upon the exercise of outstanding options to purchase shares of Common Stock (the "Options") granted under the Company's 1978 Stock Option Plan and 1986 Stock Option Plan (together, the "Option Plans"). In addition, according to the Company, up to 47,099 Shares may be issued under the Company's Employee Stock Purchase Plan (the "Stock Purchase Plan"). Accordingly, 244,376 Shares issuable upon the exercise of such Options or reserved for issuance under the Stock Purchase Plan are included in the Fully Diluted Shares. According to the Company, 180,272 of such Shares are issuable pursuant to Options with an exercise price of less than $15.50 per Share.

    Based on the foregoing, and assuming the number of Fully Diluted Shares would be 11,241,824, the Purchaser would need to purchase 5,620,913 Shares for the Minimum Condition to be satisfied. The Purchaser reserves the right (but is not obligated), subject to the rules and regulations of the Securities and Exchange Commission (the "Commission"), to waive or amend the Minimum Condition and to purchase pursuant to the Offer fewer than the number of Shares necessary to satisfy the Minimum Condition. The Merger Agreement requires the Company's consent to a waiver of the Minimum Condition. See Section 1.

    As of the date of this Offer to Purchase, the Company's Series A Preferred Share Purchase Rights (the "Rights"), issued pursuant to the Rights Agreement, dated as of January 27, 1989, as amended, between the Company and Chase Manhattan Bank, N.A., as Rights Agent (the "Rights Agreement"), are evidenced by the certificates representing Shares. The Company has informed Parent, however, that the Rights will not become exercisable as a result of the Offer or the Merger, or as a result of the transactions contemplated thereby, because the Company's Directors, after receiving advice from a nationally recognized investment banking firm selected by the Board of Directors, has determined that the acquisition of the Shares by the Purchaser is at a price and on terms that are fair to the Company's stockholders and is otherwise in the best interests of the Company and its stockholders, and has unanimously approved the Offer, the Merger Agreement, the acquisition of the Shares and the Merger so that the Rights will not become exercisable as a result of the Offer or the Merger. The Company has further represented in the Merger Agreement that the Rights Agreement has been amended to provide that neither Parent nor the Purchaser will be deemed to be an Acquiring Person or a Beneficial Owner (as such terms are defined in the Rights Agreement). Pursuant to the Merger Agreement, the Company has agreed, immediately prior to the consummation of the purchase of Shares pursuant to the Offer, if requested by Parent, to redeem all of the outstanding Rights. Should the Rights be so redeemed, record holders of Rights will be entitled only to the payment of the redemption price therefor ($0.02 per Right). Unless the Rights are so redeemed, by tendering Shares pursuant to the Offer, a stockholder will also be tendering the associated Rights. Therefore, acceptance for payment of, and payment for, Shares by the Purchaser will also constitute the concurrent purchase of such Rights; accordingly, no additional or separate consideration will be paid for Rights so purchased. See Section 3.

    Simultaneously with entering into the Merger Agreement, Parent and the Purchaser entered into a Stockholder Agreement (the "Stockholder Agreement") with the directors and certain officers of the Company (the "Tendering Stockholders"), including Jack Twyman, the Chairman of the Board and Chief Executive Officer. Pursuant to the Stockholder Agreement, each Tendering Stockholder has agreed to tender pursuant to the Offer and before the Expiration Date all of the Shares owned of record or beneficially by such Tendering Stockholder on the date of the Stockholder Agreement, together with any Shares acquired by any such Tendering Stockholder prior to the termination of the Stockholder Agreement. As of the date hereof, the Tendering Stockholders beneficially owned 577,491 Shares, or approximately 5.2% of all outstanding Shares.

    The Merger Agreement and the Stockholder Agreement are more fully described in Section 11 of this Offer to Purchase. Stockholders are encouraged to read that Section carefully, together with all other terms and conditions of the Offer, before deciding whether to tender their Shares.

    THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, NOVEMBER 6, 1996, UNLESS THE OFFER IS EXTENDED.

    THE OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FOR ANY MEETING. ANY SUCH SOLICITATION WOULD BE MADE ONLY PURSUANT TO SEPARATE PROXY OR SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE EXCHANGE ACT, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

    1. TERMS OF THE OFFER; EXPIRATION DATE. Upon the terms and subject to the conditions set forth in the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and will pay for any and all Shares validly tendered on or prior to the Expiration Date and not withdrawn in accordance with Section 3 of this Offer to Purchase. The term "Expiration Date" means 12:00 midnight, New York City time, on Wednesday, November 6, 1996, unless the Purchaser, in its sole discretion, shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire. See
Section 16.

    The Offer is subject to certain conditions set forth in Section 13, including satisfaction of the Minimum Condition and the expiration or termination of the waiting period applicable to the Purchaser's acquisition of Shares pursuant to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). If any condition to the Purchaser's obligation to purchase shares is not satisfied prior to the payment for any such Shares, the Purchaser may (i) terminate the Offer and return all tendered Shares to tendering stockholders, (ii) extend the Offer and, subject to withdrawal rights as set forth in Section 3, retain all such Shares until the expiration of the Offer as so extended, (iii) waive such condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all Shares validly tendered by the Expiration Date and not withdrawn, or (iv) delay acceptance for payment of or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions of the Offer.

    The Merger Agreement provides that, unless previously approved by the Company, and subject to certain rights of the Purchaser to extend the Offer, the Purchaser will not reduce the price to be paid per Share pursuant to the Offer, change the form of consideration to be paid in the Offer or the Merger, increase or waive the Minimum Condition, change the Expiration Date, or amend the terms of the Offer (including any of the conditions set forth in Section 13) in a manner that is materially adverse to the holders of Shares. For a description of the Purchaser's right to extend the period of time during which the Offer is open, and to amend, delay or terminate the Offer, see Section 16.

    The Company has provided the Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

    2. ACCEPTANCE OF AND PAYMENT FOR SHARES. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will purchase, by accepting for payment, and will pay for, any and all Shares validly tendered and not withdrawn following the later of (i) the expiration or termination of all waiting periods under the HSR Act that are applicable to the purchase of Shares pursuant to the Offer, and (ii) the Expiration Date. In addition, the Purchaser expressly reserves the right, in its sole discretion, to delay the acceptance of or payment for Shares in order to comply, in whole or in part, with any applicable law. See Section 15. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares or timely confirmation of book-entry transfer (a "Book-Entry Confirmation") of such Shares into the Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company (each, a "Book-Entry Transfer Facility" and collectively, the "Book-Entry Transfer Facilities") pursuant to the procedures set forth in
Section 4, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any other documents required by the Letter of Transmittal.

    For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment (and thereby purchased) tendered Shares as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. Payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payments to tendering stockholders. The Purchaser will not, under any circumstances, pay any interest on the purchase price, regardless of any delay in making such payment.

    If any tendered Shares are not purchased pursuant to the Offer, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of book-entry transfer within a Book-Entry Transfer Facility, such Shares will be credited to an account maintained within such Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

    The Purchaser will pay all stock transfer taxes, if any, payable with respect to the transfer to it of Shares purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to, or if unpurchased Shares are to be registered in the name of any person other than the registered holder (in the circumstances permitted by the Offer), or if tendered certificates are registered in the name of any person other than the person signing any Letter of Transmittal, the amount of any stock transfer taxes (whether imposed on the registered holder or such other person) payable on account of such payment or transfer to such person will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted.

    The Purchaser expressly reserves the right to transfer or assign to Parent or to one or more of Parent's direct or indirect wholly owned subsidiaries the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but no such transfer or assignment will relieve the Purchaser of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

    If, prior to the Expiration Date, the Purchaser shall decide, in its sole discretion, to increase the consideration offered to stockholders pursuant to the Offer, such increased consideration shall be paid to all holders of Shares accepted for payment and paid for pursuant to the Offer.

    3. WITHDRAWAL RIGHTS. Tenders of Shares made pursuant to the Offer will be irrevocable, except that Shares tendered may be withdrawn at any time prior to the Expiration Date and, unless previously accepted for payment, may also be withdrawn after December 7, 1996. If the Purchaser is delayed in its acceptance or purchase of or payment for Shares or is unable to purchase or pay for Shares for any reason, then, without prejudice to the Purchaser's rights under Sections 1, 13 and 16, tendered Shares may be retained by the Depositary on behalf of the Purchaser and may not be withdrawn except as permitted by this Section 3 and subject to Rule 14e-1(c) under the Exchange Act. See Section 16.

    For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses specified on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and, if certificates representing such Shares have been delivered or otherwise identified to the Depositary, the name(s) in which such certificate(s) is (are) registered, if different from the name of the person tendering such Shares. If certificates have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates evidencing such Shares and the signature on the notice of withdrawal must be guaranteed by a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. ("NASD"), a commercial bank or trust company having an office, branch or agency in the United States or any other institution that is a member of the Medallion Signature Guaranty Program (each being referred to herein as an "Eligible Institution"). If Shares have been tendered pursuant to the procedure for book-entry tender as set forth in
Section 4, the notice of withdrawal must specify the name and account number(s) of the account(s) at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph. None of Parent, the Purchaser, the Dealer Manager, the Depositary or the Information Agent will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor shall any of them incur any liability for failure to give any such notice. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination shall be final and binding.

    Withdrawals of Shares tendered may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn Shares, however, may be retendered by following one of the procedures described in Section 4 at any time prior to the Expiration Date.

    4.  PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.

    VALID TENDER: In order for a holder of Shares to validly tender Shares pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), together with any required signature guarantees and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, on or prior to the Expiration Date. Either (i) the certificates for such Shares must be delivered to the Depositary or (ii) such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below and a Book-Entry Confirmation must be received by the Depositary (including an Agent's Message (as defined below), if the tendering stockholder has not delivered a Letter of Transmittal), in each case on or prior to the Expiration Date. Delivery of documents to a Book-Entry Transfer Facility does not constitute delivery to the Depositary. Alternatively, the tendering stockholder may comply with the guaranteed delivery procedure set forth below. The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to and received by the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from a participant in the system established by such Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such Letter of Transmittal against such participant.

    Unless the Rights are redeemed prior to the expiration of the Offer, holders of Shares are also required to tender one Right for each Share tendered to effect a valid tender of such Share. Until the Rights have separated from the Shares, a tender of Shares pursuant to the Offer will constitute a tender of the associated Rights evidenced by the certificates for such Shares. If Rights certificates have been distributed to holders of Shares prior to the date of tender pursuant to the Offer, Rights certificates representing a number of Rights equal to the number of Shares being tendered must be delivered to the Depositary in order for such Shares to be validly tendered. If the Rights have separated from the Shares, but the Rights certificates have not been distributed prior to the time Shares are tendered pursuant to the Offer, a tender of Shares constitutes an agreement by the tendering stockholder to deliver Rights certificates representing a number of Rights equal to the number of Shares tendered to the Depositary within three New York Stock Exchange ("NYSE") trading days after the date Rights certificates are distributed. The Purchaser reserves the right to require that it receive such Rights certificates prior to accepting Shares for payment. In all cases, payment for Shares tendered and purchased pursuant to the Offer will be made only after timely receipt by the Depositary of, among other things, Rights certificates, if such Rights certificates have been distributed to holders of Shares. If Rights certificates are distributed, the Purchaser will deliver to holders of Shares supplemental materials for use in connection with the tendering of Rights certificates. Should the Rights be redeemed, the $.02 per Right redemption price would be payable to the tendering stockholder with respect to Rights associated with Shares accepted for payment pursuant to the Offer

    BOOK-ENTRY TRANSFER: The Depositary will establish an account with respect to the Shares at each Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in a Book-Entry Transfer Facility's system may make book-entry transfer of the Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedure for such transfer. Even if delivery of Shares is to be effected through book-entry transfer at a Book-Entry Transfer Facility, the Letter of Transmittal (or a manually signed facsimile thereof) along with any required signature guarantees and any other required documents, or an Agent's Message, must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase on or prior to the Expiration Date, or the stockholder must comply with the guaranteed delivery procedure set forth below.

    SIGNATURE GUARANTEES. If the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith and payment is to be made directly to such registered holder, or if Shares are tendered for the account of an Eligible Institution, no signature guarantee is required. In all other cases, signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. If certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not accepted for payment or not tendered are to be returned to a person other than the registered holder, then certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or the names of the registered owner or owners appear on certificates, with the signature(s) on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 of the Letter of Transmittal.

    GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such holder's certificates are not immediately available, or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all of the following conditions are met:

        (i) such tenders are made by or through an Eligible Institution;

        (ii) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Purchaser is received by the Depositary as provided below by the Expiration Date; and

       (iii) the certificates for all tendered Shares in proper form for transfer (or a Book-Entry Confirmation), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantee and any other documents required by the Letter of Transmittal, or an Agent's Message, are received by the Depositary within three NYSE trading days after the date of execution of such Notice of Guaranteed Delivery.

    The Notice of Guaranteed Delivery may be delivered by hand, or may be transmitted by facsimile transmission, or by mail, to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

    In all cases, payment for Shares tendered and purchased pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a timely Book-Entry Confirmation), a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any other documents required by the Letter of Transmittal.

    OTHER REQUIREMENTS. By executing a Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of the Purchaser as his proxies, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and purchased by the Purchaser (and any and all other Shares and other securities issued or issuable in respect thereof on or after October 9, 1996) prior to the time of any stockholder vote or other action. All such proxies shall be irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts such Shares for payment. Upon such appointment, all prior proxies given by such stockholder with respect to such purchased Shares or other securities will be revoked and no subsequent proxies may be given. The designees of the Purchaser will, with respect to such Shares and other securities, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the Company's stockholders, by written consent or otherwise. The Purchaser reserves the right to require that, in order for Shares to be validly tendered, immediately upon the acceptance for payment of such Shares, the Purchaser be able to exercise full voting and other rights of a record and beneficial holder, including rights in respect of acting by written consent, with respect to such Shares (and any and all other securities as set forth above).

    THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING DELIVERY THROUGH A BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS TO BE BY MAIL, INSURED REGISTERED MAIL, RETURN RECEIPT REQUESTED IS RECOMMENDED. AMPLE TIME SHOULD BE ALLOWED FOR SUCH DOCUMENTS TO REACH THE DEPOSITARY. EXCEPT AS OTHERWISE PROVIDED IN THIS SECTION 4, DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY.

    BACK-UP FEDERAL INCOME TAX WITHHOLDING. Under the federal income tax laws, the Depositary will be required to withhold 31% of the amount of any payments made to certain stockholders pursuant to the Offer. To prevent such backup federal income tax withholding, each such stockholder must provide the Depositary with his correct taxpayer identification number and certify that such stockholder is not subject to such backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal.

    DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser and Parent, in their sole discretion, whose determination will be final and binding. The Purchaser and Parent reserve the absolute right to reject any or all tenders determined by them not to be in proper form or the acceptance of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser and Parent also reserve the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Shares or any particular stockholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Parent, the Purchaser, the Dealer Manager, the Depositary or the Information Agent will be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give any such notice. The Purchaser's and Parent's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and instructions thereto) will be final and binding.

    5. CERTAIN INCOME TAX CONSEQUENCES. The receipt of cash for Shares pursuant to the Offer or for Shares pursuant to the Merger will be taxable for federal income tax purposes and may be taxable under applicable state, local, foreign and other tax laws. The tax consequences of such receipt may vary depending upon, among other things, the particular circumstances of the stockholder. In general, a stockholder will recognize gain or loss equal to the difference between the amount of cash received and his tax basis for his Shares. Such gain or loss will generally be capital gain or loss provided that such stockholder held his Shares as a capital asset, and will be long-term capital gain or loss if, on the date of sale, such Shares were held for more than one year. Otherwise, such gain or loss will be short-term capital gain or loss.

    The foregoing may not be applicable to stockholders who acquired their Shares pursuant to the exercise of employee stock options or otherwise as compensation or who are not citizens or residents of the United States or who are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended (the "Code") (such as life insurance companies, tax exempt entities and regulated investment companies).

    THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH STOCKHOLDER IS URGED TO CONSULT HIS OWN TAX ADVISORS TO DETERMINE PARTICULAR TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO SUCH STOCKHOLDER, INCLUDING THE EFFECT AND APPLICABILITY OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

    6. MARKET PRICES OF SHARES; DIVIDENDS. The Shares are traded on the NYSE under the symbol "SFS." The following table sets forth, for the fiscal periods shown, the range of high and low sales prices for the Shares as listed on the NYSE for such periods, in each case as reported by published financial sources, and the cash dividend paid by the Company for each such quarter.

                                                                        QUARTERLY
                                                      HIGH      LOW     DIVIDEND
                                                    --------  --------  ---------
YEAR ENDED AUGUST 27, 1994
  1st Quarter (12 weeks)..........................  $ 13      $ 101/4   $        .09
  2nd Quarter (12 weeks)..........................  $ 137/8   $ 125/8   $        .09
  3rd Quarter (12 weeks)..........................  $ 143/8   $ 113/4   $        .09
  4th Quarter (16 weeks)..........................  $ 14      $ 101/2   $        .09
YEAR ENDED AUGUST 26, 1995
  1st Quarter (12 weeks)..........................  $ 121/4   $ 103/8   $        .095
  2nd Quarter (12 weeks)..........................  $ 121/4   $ 101/4   $        .095
  3rd Quarter (12 weeks)..........................  $ 115/8   $ 101/4   $        .095
  4th Quarter (16 weeks)..........................  $ 137/8   $ 101/2   $        .095
YEAR ENDING AUGUST 31, 1996
  1st Quarter (12 weeks)..........................  $ 121/4   $ 14      $        .095
  2nd Quarter (12 weeks)..........................  $ 113/4   $ 133/4   $        .10
  3rd Quarter (12 weeks)..........................  $ 11      $ 13      $        .10
  4th Quarter (17 weeks)..........................  $ 10      $ 123/4   $        .10

    On October 7, 1996, the last full day of trading prior to the announcement of the Purchaser's intention to make the Offer, the last reported sale price for the Shares, as reported on the NYSE, was $11.25 per Share, according to published sources. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET PRICES FOR THE SHARES.

    7. CERTAIN EFFECTS OF THE OFFER. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may also be expected to reduce the number of holders of Shares. Such reductions could adversely affect the liquidity and market value of the remaining Shares held by the public, if any.

    STOCK QUOTATION. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NYSE for continued listing. According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, the number of record holders of at least 100 Shares were to fall below 1,200, the number of publicly held Shares (exclusive of management or other concentrated holdings) were to fall below 600,000 or the aggregate market value of publicly held Shares were to not exceed $5 million. According to the Company, as of October 8, 1996, there were 10,997,448 Shares outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and the Shares are no longer listed, the market for Shares could be adversely affected.

    If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges or through the Nasdaq Stock Market or other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

    EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the Securities and Exchange Commission (the "Commission") if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of Shares. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and the Commission and would make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy or information statement in connection with stockholders' meetings pursuant to
Section 14(a) or (c) and the related requirement of an annual report) no longer applicable to the Company. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or, with respect to certain persons, eliminated. If, as a result of purchases pursuant to the Offer or otherwise, the Company is no longer required to maintain registration of the Shares under the Exchange Act, the Purchaser intends to cause the Company to apply for termination of such registration.

    MARGIN REGULATIONS. The Shares are presently "margin securities" under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities for the purpose of buying, carrying or trading in securities ("Purpose Loans"). In the event that the Shares were no longer listed on the NYSE (which depends on factors such as the number of holders of the Shares and the number and market value of publicly-held Shares (see "Stock Quotation" above)), it is possible the Shares may no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for Purpose Loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities."

    RULE 13E-3. The Commission has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or other transactions following the purchase of Shares pursuant to the Offer in which the

Purchaser seeks to acquire the remaining shares not held by it. However, Rule 13e-3 would be inapplicable if (i) the Shares are deregistered under the Exchange Act prior to the Merger or other transactions or (ii) the Merger or another business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share for each class of Share in the Merger or other business combination is at least equal to the amount paid per Share for such class of Shares in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to the consummation of the transaction.

    8. CERTAIN INFORMATION CONCERNING THE COMPANY. The Company is a Delaware corporation with its principal executive offices located at 3233 Newmark Drive, Dayton, Ohio 45342, telephone (513) 439-7500. According to information filed by the Company with the Commission, the Company is primarily engaged in the wholesale distribution of groceries.

    Set forth below is a summary of certain selected financial information with respect to the Company and its subsidiaries for the fiscal years ended on August 26, 1995, August 27, 1994 and August 28, 1993 and for the thirty-six weeks ended May 4, 1996 and May 6, 1995, which has been excerpted or derived from the audited consolidated financial statements contained in the Company's Annual Reports on Form 10-K for the fiscal years ended on August 26, 1995, August 27, 1994 and August 28, 1993, and from unaudited consolidated financial statements contained in the Company's Quarterly Report on Form 10-Q for the thirty-six weeks ended May 4, 1996. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such documents and all of the financial statements and related notes contained therein.

                           SUPER FOOD SERVICES, INC.
                         SELECTED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     36 WEEKS ENDED                 FISCAL YEAR ENDED
                                                 ----------------------  ----------------------------------------
                                                   MAY 4,      MAY 6,     AUGUST 26,    AUGUST 27,    AUGUST 28,
                                                    1996        1995         1995          1994          1993
                                                 ----------  ----------  ------------  ------------  ------------
                                                      (UNAUDITED)
INCOME STATEMENT DATA:
  Sales and other income.......................  $  815,512  $  792,439  $  1,154,955  $  1,130,095  $  1,165,520
  Total costs and expenses.....................     804,421     782,330     1,140,144     1,115,844     1,150,362
  Income before income taxes...................      11,091      10,109        14,811        14,251        15,158
  Net income...................................       6,846       6,170         9,065         8,827         9,216
  Earnings per share...........................  $      .62  $      .56  $        .83  $        .81  $        .85

  Average shares outstanding...................      10,983      10,949        10,949        10,943        10,893
BALANCE SHEET DATA:
  Total current assets.........................  $  174,262  $  175,211  $    157,325  $    160,480  $    157,858
  Total assets.................................     274,259     276,298       256,899       259,344       248,238
  Total current liabilities....................      71,556      80,783        57,333        67,048        54,988
  Long-term debt...............................      35,000      35,405        35,000        31,602        34,867
  Total stockholders' equity...................     141,893     136,024       137,878       132,973       127,641

    The information concerning the Company contained in this Offer to Purchase or incorporated herein by reference has been taken from or based upon publicly available documents and records on file with the Commission and other public sources or was provided by the Company. Although the Purchaser has no knowledge that would indicate that any statements contained herein based on such documents and records are untrue, neither Parent nor the Purchaser can take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information which are unknown to Parent or the Purchaser.

    The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's business, principal physical properties, capital structure, material pending legal proceedings, operating results, financial condition, the Company's directors and officers, their remuneration, stock options and restricted stock granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters, is required to be disclosed in proxy statements and annual reports distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information may be inspected at the Commission's public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection at the following regional offices of the
Commission: 7 World Trade Center, Suite 1300, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and copies may be obtained, by mail, for prescribed rates from the principal office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

    9. CERTAIN INFORMATION CONCERNING THE PURCHASER AND PARENT. The Purchaser is a newly incorporated Delaware corporation and a wholly owned subsidiary of Parent. To date, the Purchaser has engaged in no activities other than those in connection with the Offer. The principal executive offices of the Purchaser and Parent are located at 7600 France Avenue South, Edina, Minnesota 55435, telephone (612) 832-0534.

    The name, business address, citizenship, present principal employment or occupation and em-ployment history for the past five years of each of the directors and executive officers of the Purchaser and Parent are set forth in Schedule A to this Offer to Purchase.

    Parent, a Delaware corporation, was organized in 1921 as the successor to a business founded in 1885. Parent is one of the largest food wholesalers in the United States, serving approximately 1,400 affiliated and other independent retail supermarkets, other retail stores and outlets, and institutional accounts, such as military base commissaries, restaurants, schools and hospitals, as of December 1995. Parent also owns and operates 113 of its own supermarkets and warehouse stores, as of December 1995.

    Except as set forth in this paragraph or elsewhere in this Offer to Purchase, neither the Purchaser nor Parent nor, to the best of their knowledge, any of the persons listed in Schedule A hereto nor any associate or majority owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any equity securities of the Company, and neither the Purchaser nor Parent nor, to the best of their knowledge, any of the persons or entities referred to above, nor any director, executive officer or subsidiary of any of the foregoing, has effected any transaction in such equity securities during the past 60 days.

    Except as set forth in this Offer to Purchase, neither the Purchaser nor Parent nor, to the best of the knowledge of Parent and the Purchaser, any of the persons listed in Schedule A hereto, has any contract, arrangement, understanding or relationship (whether or not legally enforceable) with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any of such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions which have occurred since August 29, 1993, between Parent, the Purchaser, or any of Parent's other subsidiaries or, to the best of the knowledge of Parent and the Purchaser, any of the persons listed in Schedule A hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning: a merger, consolidation or acquisition; a tender offer or other acquisition of securities; an election of directors; or a sale or other transfer of a material amount of assets. Except as described in this Offer to Purchase, neither the Purchaser nor Parent nor, to the best of the knowledge of Parent and the Purchaser, any of the persons listed in Schedule A hereto, has since August 29, 1993 had any transaction with the Company or any of its executive officers, directors or affiliates which would require disclosure under the rules and regulations of the Commission applicable to the Offer.

    Except as set forth in this Offer to Purchase, during the last five years, neither the Purchaser nor Parent nor, to the best knowledge of Parent and the Purchaser, have any of the persons listed on Schedule A (i) been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or
(ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding been or become subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, Federal or state securities laws or finding any violation of such laws.

    Until immediately prior to the time the Purchaser purchases the Shares pursuant to the Offer, it is not anticipated that the Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer. Because the Purchaser is a newly formed corporation and has minimal assets and capitalization, no meaningful financial information regarding the Purchaser is available.

    Parent is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning Parent's business, principal physical properties, capital structure, material pending legal proceedings, operating results, financial condition, directors and executive officers, their remuneration, stock options granted to them, the principal holders of Parent's securities and any material interest of such persons in transactions with Parent and other matters is required to be disclosed in proxy statements and annual reports distributed to Parent's stockholders and filed with the Commission. Such reports, proxy statements and other information may be examined, and copies may be obtained from the Commission in the same manner set forth in Section 8 with respect to information concerning the Company.

    Set forth below is a summary of certain selected financial information of Parent and its subsidiaries for the fiscal years ended December 30, 1995, December 31, 1994 and January 1, 1994 and for the 24 week periods ended June 15, 1996 and June 17, 1995, which has been excerpted or derived from the audited consolidated financial statements contained in Parent's Annual Report on Form 10-K for the fiscal years ended December 30, 1995 and December 31, 1994 and from unaudited financial information contained in the Company's Quarterly Report on Form 10-Q for the quarter ended June 15, 1996. More comprehensive financial information is included in such reports and other documents filed by Parent with the Commission, and the following summary is qualified in its entirety by reference to such documents and all of the financial statements and related notes contained therein.

                               NASH-FINCH COMPANY
                         SELECTED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                  24 WEEKS ENDED                   FISCAL YEAR ENDED
                                            --------------------------  ----------------------------------------
                                              JUNE 15,      JUNE 17,    DECEMBER 30,  DECEMBER 31,   JANUARY 1,
                                                1996          1995          1995          1994          1994
                                            ------------  ------------  ------------  ------------  ------------
                                                   (UNAUDITED)
INCOME STATEMENT DATA:
  Total revenues..........................  $  1,419,736  $  1,300,112   $2,888,836    $2,832,000   $  2,723,535
  Cost of sales...........................     1,228,460     1,109,894    2,469,841     2,410,292      2,325,249
  Selling, general and administrative and
    other operating expenses..............       155,521       156,709      350,201       352,683        332,349
  Interest expense........................         6,003         5,585       10,793        11,384         10,114
  Earnings before income taxes............        14,952        14,354       28,595        25,810         26,678
  Net earnings............................         8,896         8,541       17,414        15,480         15,874
  Earnings per share......................  $       0.82  $       0.79   $     1.60    $     1.42   $       1.46

  Weighted average number of common shares
    outstanding...........................        10,905        10,875       10,875        10,873         10,872

BALANCE SHEET DATA (AT END OF PERIOD):
  Total current assets....................  $    360,127  $    309,189   $  311,690    $  309,522   $    294,925
  Total assets............................       616,509       524,648      514,260       531,604        521,654
  Total current liabilities...............       234,998       210,586      207,688       220,065        215,021
  Long-term debt..........................       141,378        83,583       71,030        85,289         89,811
  Total stockholders' equity..............       220,403       210,902      215,313       206,269        199,264

    10. BACKGROUND OF THE OFFER: On January 16, 1996, Mr. Alfred N. Flaten, the President and Chief Executive Officer of Parent, was approached by Dr. Thomas S. Haggai, a member of the Board of Directors of the Company, to determine whether Parent was interested in exploring the possibility of acquiring the Company. Mr. Flaten responded that Parent was interested in exploring such a transaction.

    On January 22, 1996, Mr. Jack Twyman, the Chairman of the Board and Chief Executive Officer of the Company, telephoned Mr. Flaten to introduce himself, and the parties began to discuss the possibilities of a business combination between Parent and the Company.

    On February 12, 1996, Mr. Flaten informed members of an ad hoc committee of the Board of Directors of Parent of his conversations with Dr. Haggai and Mr. Twyman concerning a possible acquisition of the Company.

    On February 14, 1996, Mr. Flaten met with representatives of KPMG Peat Marwick to discuss various possible acquisition candidates for Parent, including the Company.

    On February 29, 1996, Parent and the Company executed a Confidentiality Agreement pursuant to which, among other things, Parent agreed to maintain the confidentiality of certain information to be provided by the Company. In addition, Parent agreed for a period of two years not to acquire or make any offer to acquire any securities or property of the Company without the approval of the Board of Directors of the Company. Following the execution of the Confidentiality Agreement, Messrs. Flaten and Twyman spoke briefly concerning the possible benefits of a business combination between Parent and the Company and Mr. Twyman indicated that the Company would forward various confidential information concerning the Company to Parent for evaluative purposes. From approximately the middle of March through early April 1996, representatives of Parent received and reviewed confidential information concerning the Company and requested additional information from the Company.

    On April 9, 1996, at a meeting of the Board of Directors of Parent, the Board discussed briefly the topic of a possible acquisition of the Company, but no action of any kind was taken in connection therewith.

    Throughout April and early May 1996, senior management of Parent continued to receive, review and evaluate information concerning the Company and potential synergies that may arise from a business combination between Parent and the Company.

    On May 7, 1996, Mr. David Collins, the Director of Financial Planning of Parent, met with representatives of senior management of the Company, including Mr. Twyman, Mr. John Demos, the Vice Chairman of the Board, Secretary and General Counsel of the Company, and Mr. Robert F. Koogler, the Senior Vice President--Finance, Treasurer and Assistant Secretary of the Company to discuss in detail various aspects of the confidential information that had been provided to Parent and to discuss operations of the Company.

    At a meeting of the Board of Directors of Parent on May 14, 1996, Mr. Flaten advised the Board concerning the preliminary discussions and financial analyses that had been undertaken by the senior management of Parent. Mr. Flaten was instructed by the Board of Directors of Parent to determine the valuation of the Company and to engage independent financial advisors to assist Parent in analyzing the value of the Company to Parent. On May 16, 1996, members of senior management of Parent, including Mr. Flaten, Mr. Collins, Mr. John R. Scherer, the Vice President and Chief Financial Officer of Parent, and Mr. Norman R. Soland, the Vice President, Secretary and General Counsel of Parent, met in Chicago, Illinois with Messrs. Twyman, Demos and Koogler concerning Parent's continuing due diligence and financial analyses concerning the possible business combination between Parent and the Company.

    In early June 1996, Parent interviewed various independent financial advisory firms and a market survey firm to conduct a survey and market study of the Company's customer base. In July 1996, KPMG Peat Marwick ("KPMG") was engaged by Parent to conduct a due diligence investigation of the Company and to advise Parent concerning the valuation of the Company and Piper Jaffray Inc. ("Piper Jaffray"), a nationally-recognized investment banking firm, was engaged by Parent to provide various investment banking services, including, if requested, the delivery of a fairness opinion with respect to a proposed transaction with the Company. On July 24 and 25, 1996 representatives of KPMG conducted due diligence investigations at the offices of the Company's independent auditors in Cincinnati, Ohio and met with Messrs. Koogler and Demos concerning due diligence matters. Also on July 25, 1996, Mr. Flaten and Mr. Twyman had extensive discussions regarding various due diligence matters.

    On July 30, 1996, representatives of KPMG, representatives of Piper Jaffray and Mr. Collins met at the offices of the Company's independent auditors in Cincinnati to discuss various due diligence matters.

    Throughout August and early September 1996, representatives of Parent and representatives of the Company continued to discuss various due diligence matters and potential synergies that might arise from a business combination. In addition, senior management of Parent had various meetings with representatives of KPMG and Piper Jaffray concerning the results of the due diligence investigations and various financial and valuation analyses conducted by KPMG and Piper Jaffray.

    On September 4, 1996, members of senior management of Parent together with representatives of KPMG and Piper Jaffray met with members of senior management of the Company. Representatives of Lazard Freres also attended the meeting. At this meeting, representatives of Parent made a presentation to the Company concerning the various financial and valuation analyses undertaken by Parent, the conclusion of which was that a price of $15.10 per Share was considered by Parent to be fair to the respective parties. Mr. Twyman responded that he believed a price of approximately $16.00 per Share was fair to the respective parties. In addition to these preliminary valuation discussions, the parties discussed various other aspects of a possible business combination, including timing, structure, potential synergies arising from a combination, employee benefit and severance arrangements and management following the combination.

    On September 16, 1996, members of senior management of Parent and Mr. Twyman met with representatives of various financial institutions concerning the arranging of financing for the possible acquisition of the Company by Parent. Also on September 16, 1996, Messrs. Flaten and Soland and Parent's legal advisors met with Messrs. Twyman and Demos and the Company's legal advisors concerning various aspects of a possible business combination, including timing, structure, employee benefits and severance issues, continuing due diligence and financing.

    On September 19, 1996, Mr. Flaten and Mr. Twyman met and discussed various aspects of the possible acquisition, including pricing, the structure of the transaction, various employee benefits and severance issues and various due diligence matters.

    On September 24, 1996, at a meeting of the Board of Directors of Parent, the possible acquisition of the Company by Parent was discussed at length, including the status of the discussions between the respective companies and the status of the financing arrangements. The Board of Directors of Parent authorized Mr. Flaten to continue discussions concerning the acquisition within the range of prices that had been established as a result of the previous discussions between the principals of the respective companies.

    Over the next several days, Mr. Flaten and Mr. Twyman had various conversations concerning various aspects of the acquisition, including pricing, lock-up arrangements and break-up fees and expenses. As a result of these discussions, Mr. Flaten and Mr. Twyman each agreed to recommend to their respective Boards of Directors that the respective companies enter into an Agreement and Plan of Merger providing for the acquisition of all outstanding Shares at a price of $15.50 per Share.

    On October 2, 1996, the Board of Directors of the Company met and representatives of senior management of the Company, its legal advisors and Lazard Freres made various presentations concerning the proposed transaction and the status of the negotiations. The Board of Directors of the Company authorized Mr. Twyman to continue negotiations with Parent.

    Throughout the first week in October, representatives of the respective companies and their legal advisors continued to negotiate the terms of the proposed Agreement and Plan of Merger.

    On the morning of October 8, 1996, after completion of the negotiations concerning the proposed Agreement and Plan of Merger, the Board of Directors of the Company held a special meeting to review, with the advice and assistance of the Company's legal advisors and Lazard Freres, the proposed Agreement and Plan of Merger and the transactions contemplated thereby, including the Offer and the Merger. At the meeting, counsel to the Company reviewed the terms of the Merger Agreement and Lazard Freres presented an update of its financial analyses and rendered to the Board its written opinion that, based upon and subject to various considerations and assumptions set forth therein, the cash consideration of $15.50 per Share to be received by the holders of the Shares pursuant to the Merger Agreement is fair from a financial point of view to such stockholders. Following a number of questions from, and discussion among the directors, the Company's Board of Directors unanimously (i) approved the Merger Agreement and the transactions contemplated thereby and authorized the execution and delivery thereof, (ii) determined that the Offer and the Merger, taken together, are fair to, and in the best interests of, the Company and its stockholders, and (iii) recommended that the Company's stockholders accept the Offer and tender their Shares to Purchaser.

    Simultaneously with the meeting of the Board of Directors of the Company on October 8, 1996, the Board of Directors of Parent held a special meeting to review, with the advice and assistance of Parent's financial and legal advisors, the proposed Agreement and Plan of Merger and the transactions contemplated thereby, including the Offer and the Merger. At such meeting, Parent's management, financial advisors and legal advisors made presentations to the Board concerning the transaction and Parent's financial advisor, Piper Jaffray, provided its written opinion to the effect that the consideration to be paid by Parent pursuant to the Merger Agreement is fair to Parent from a financial point of view. Following a number of questions from, and discussion among the Directors, Parent's Board of Directors unanimously approved the Merger Agreement and the transactions contemplated thereby, and authorized the execution and delivery thereof.

    Immediately following the respective meetings of the Board of Directors of the Company and Parent, the Agreement and Plan of Merger was executed and delivered by the Company, Parent and Purchaser, and the Company and Parent issued a joint press release concerning the Offer and the Merger Agreement.

    11. PURPOSE OF THE OFFER AND MERGER; PLANS FOR THE COMPANY; THE MERGER AGREEMENT AND STOCKHOLDER AGREEMENT. The purpose of the Offer, the Merger and the Merger Agreement is for Parent to acquire control of, and the entire equity interest in, the Company. The Offer is intended to increase the likelihood that such acquisition will be effected and to permit Parent to acquire control of the Company at the earliest practicable date. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer.

    Except as indicated in this Offer to Purchase, the Purchaser has no present plans or proposals which relate or would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of assets, involving the Company or any of its subsidiaries, or any material changes in the Company or any of its subsidiaries, or any material changes in the Company's corporate structure, capitalization or business or the composition of its management or personnel. Following completion of the Merger, Jack Twyman, Chairman of the Board and Chief Executive Officer of the Company, and John Demos, Vice Chairman of the Board, Secretary and General Counsel, will leave the Company, although Mr. Twyman is expected to assist Parent in the integration of the operations of the Company.

    THE MERGER AGREEMENT. The Merger Agreement provides for the commencement of the Offer as promptly as practicable, and in any event within five business days, after the first public announcement of the Purchaser's intention to make the Offer. The obligations of Parent to cause the Purchaser to commence the Offer and the obligation of Parent and the Purchaser to consummate the Offer and accept for payment or pay for any Shares tendered pursuant to the Offer is subject only to the satisfaction of certain conditions, including the Minimum Condition, which are described in Section 13.

    The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement and the DGCL, as soon as practicable after consummation of the Offer, the Purchaser and the Company will be merged. At the Effective Time each Share outstanding immediately prior to the Effective Time (other than Shares held by Parent, the Purchaser or any of their subsidiaries or in the treasury of the Company or by any subsidiary of the Company, all of which will be canceled, and other than Dissenting Shares) will be converted into the right to receive $15.50 net in cash per Share or such higher price as shall have been paid in the Offer.

    The Company is permitted to make adjustments to all outstanding Options, whether such Options are currently exercisable or fully vested, to provide that each such Option will be exercisable in full prior to the Effective Time. In addition, the Company will have the right, at any time prior to the Effective Time, to pay to each holder of an Option an amount equal to the difference between $15.50 and the exercise price of such Option, if it is lower than $15.50, in exchange for the surrender and cancellation of such Option. Prior to the Effective Time, the Company may elect to accelerate the exercisability or vesting of the Options, and the Board of Directors of the Company has indicated that it intends to do so. At the Effective Time, any Options not exercised in full or surrendered for cancellation will terminate.

    The Merger Agreement provides that the Stock Purchase Agreement will be amended to provide that each participant in the Stock Purchase Plan will receive, in lieu of such participant's account balance, the amount determined by dividing the account balance by $11.10 (the purchase price for Shares subscribed for under the Stock Purchase Plan), and multiplying the result by $15.50.

    The Merger Agreement contains representations and warranties by the Company regarding, among other things, its organization, its capitalization, its authority relative to the Merger Agreement, consents and approvals necessary for the Offer and the Merger, the absence of certain changes in its business, its publicly filed reports and certain employee matters, and by each of Parent and the Purchaser regarding, among other things, its organization, its authority relative to the Merger Agreement and the Offer, and consents and approvals necessary for the Offer and the Merger.

    The Company has also represented in the Merger Agreement that the Company's Board of Directors, after receiving advice from a nationally recognized investment banking firm selected by the Board of Directors, has determined that the acquisition of the Shares by the Purchaser is at a price and on terms that are fair to the Company's stockholders and is otherwise in the best interests of the Company and its stockholders and has unanimously approved the Offer, the Merger Agreement, the acquisition of the Shares and the Merger so that the Rights issued pursuant to the Rights Agreement will not become exercisable as a result of the Offer or the Merger. The Company has further represented in the Merger Agreement that the Rights Agreement has been amended to provide that neither Parent nor the Purchaser will be deemed to be an Acquiring Person or a Beneficial Owner (as such terms are defined in the Rights Agreement). In the Merger Agreement, the Company has agreed, if Parent so requests, to redeem the Rights in accordance with the terms of the Rights Agreement immediately prior to the acceptance for payment of Shares pursuant to the Offer. The Company has also agreed that, from and after the date of the Merger Agreement, the Company will not (i) take or fail to take any action which would permit the Rights to become nonredeemable by the Company, (ii) except as otherwise provided in the Merger Agreement, redeem the Rights, (iii) except as otherwise required to permit the commencement or consummation of the Offer or consummation of the Merger, amend the Rights Agreement, or (iv) approve any transaction, offer or agreement (other than an Approved Offer, as defined below) with any party other than Parent and the Purchaser under the Rights Agreement such that the Rights would not become exercisable as a result of such transaction, offer or agreement.

    The obligations of the parties to effect the Merger are subject to the satisfaction or waiver, where permissible, of the following conditions: (i) the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement shall have been approved and adopted by the requisite vote of the holders of the Shares, if such vote is required by applicable law in order to consummate the Merger; (ii) no statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits, restrains, enjoins or restricts consummation of the Merger; and (iii) any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

    The Company has agreed that, prior to the Effective Time, the Company and its subsidiaries will each conduct its operations according to its ordinary and usual course of business and consistent with past practice and the Company will use reasonable efforts to preserve intact in all material respects the business organization of the Company, use reasonable efforts to keep available the services of its current officers and key employees, and use reasonable efforts to preserve in all material respects the good will of those having advantageous business relationships with it and its subsidiaries, and the Company will not, without the prior written consent of Parent, (i) issue, sell or pledge, or authorize or propose the issuance, sale or pledge of (A) additional shares of capital stock of any class (including the Shares), or securities convertible into any such shares, or any rights, warrants or options to acquire any such shares or other convertible securities, or grant or accelerate any right to convert or exchange any securities of the Company for Shares, other than (1) Shares issuable pursuant to the terms of Options outstanding on October 8, 1996 or Shares issuable pursuant to the Stock Purchase Plan, or (2) the issuance of shares of capital stock to the Company by a wholly owned subsidiary of the Company, or (B) any other securities in respect of, in lieu of or in substitution for Shares outstanding on October 8, 1996; (ii) purchase or otherwise acquire, or propose to purchase or otherwise acquire, any of its outstanding securities (including the Shares); (iii) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or distribution on any shares of capital stock of the Company; (iv) make any acquisition of a material amount of assets (by merger, consolidation or acquisition of stock or assets) or securities, any disposition of a material amount of assets or securities or any material change in its capitalization, or enter into a material contract or release or relinquish any material contract rights not in the ordinary course of business (except as otherwise permitted pursuant to the Merger Agreement); (v) intentionally incur any liability or obligation (absolute, accrued, contingent or otherwise) other than in the ordinary and usual course of business and either consistent with past practice or in the reasonable business judgment of the officers of the Company (including borrowing in the ordinary course pursuant to existing loan agreements or debt instruments) or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual or entity in any case in an amount material to the Company and its subsidiaries, taken as a whole; (vi) propose or adopt any amendments to the Certificate of Incorporation or Bylaws of the Company; (vii) make any change in accounting methods, principles or practices; (viii) other than as contemplated or permitted by the Merger Agreement, (A) enter into any new employment agreements with any officers, directors or key employees or grant any material increases in the compensation or benefits to officers, directors and key employees other than increases in the ordinary course of business and consistent with past practice, (B) pay or agree to pay any pension, retirement allowance or other employee benefit not required or permitted by any existing plan, agreement or arrangement to any such director, officer or key employee in amounts material to the Company and its subsidiaries, taken as a whole, (C) commit itself (other than pursuant to any collective bargaining agreement) to any additional pension, profit-sharing, bonus, extra compensation, incentive, defined compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or to any employment or consulting agreement with or for the benefit of any director, officer or key employee, whether past or present, in amounts material to the Company and its subsidiaries, taken as a whole, or (D) except as required by applicable law, amend in any material respect any such plan, agreement or arrangement; or (ix) agree in writing or otherwise to take any of the foregoing actions or any action which would make any representation or warranty in the Merger Agreement untrue or incorrect.

    The Company has also agreed that neither the Company, its subsidiaries, nor any of their respective officers, directors, employees, financial advisors, counsel, representatives, agents and affiliates will, directly or indirectly, encourage, solicit, initiate, or, subject to the fiduciary duties of the Board of Directors, officers or stockholders of the Company under applicable law as advised by outside counsel, enter into any agreement with respect to, or participate in discussions or negotiations with, or provide any confidential information to, any person other than Parent, Purchaser or their affiliates (a "Third Party") concerning any tender offer (including a self-tender offer), exchange offer, merger, sale of substantial assets, sale of securities or similar transactions involving the Company or any of its material subsidiaries or divisions (each proposal, announcement or transaction being referred to as an "Acquisition Proposal"). The Company has agreed to promptly inform Parent of any offer which it may receive in respect of an Acquisition Proposal (including the terms thereof and the identity of the Third Party making such offer).

    The Company's Board of Directors may, however, approve, accept and recommend to its stockholders an Acquisition Proposal if (i) the Board of Directors determines in good faith, in exercising its fiduciary duties under applicable law and after consultation with its outside counsel and financial advisors, that the Acquisition Proposal would be more favorable to the Company's stockholders from a financial point of view than the Offer (such other offer, an "Approved Offer") and (ii) Parent does not make, within five business days of Parent's receiving notice of such Third-Party offer, an offer which the Company's Board of Directors, after consultation with its financial advisors, determines is superior to such Third-Party offer.

    Parent has agreed that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of the Company as provided in the Company's Certificate of Incorporation or Bylaws or otherwise in effect on the date of the Merger Agreement shall survive the Merger and continue in full force and effect for a period of six years after the Effective Time. Parent has also agreed to maintain in effect for a period of five years after the Effective Time the current policies of directors' and officers' liability insurance maintained by the Company (provided that Parent may substitute policies of at least the same coverage amounts containing terms and conditions which are no less advantageous) in the amount of $15,000,000 in the first year after the Effective Time, and $10,000,000 for years two through five after the Effective Time, subject to an agreed upon maximum on the premiums that Parent shall be obligated to pay.

    The Merger Agreement provides that, if required by applicable law, the Company will call a meeting of its stockholders for the purpose of voting upon the Merger Agreement and the Merger. In connection therewith, except as otherwise expressly permitted by the Merger Agreement, the Company will, through its Board of Directors, recommend to its stockholders approval of such matters and take all reasonable actions to solicit such approval, including without limitation preparing and filing a proxy statement under the Exchange Act.

    Subject to the terms and conditions of the Merger Agreement, and to the fiduciary duties of the Company's Board of Directors, each of the parties has also agreed to use its reasonable efforts to take, or cause to be taken, all appropriate actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement.

    Pursuant to the Merger Agreement, Parent has agreed to maintain, until the later of 45 days after the purchase of the Shares pursuant to the Offer or December 31, 1996, for the benefit of the officers and employees of the Company employee benefits at least comparable in the aggregate to those provided under the Company's benefit plans. To the extend practicable and appropriate, Parent has agreed to continue existing Company benefit plans during such period. Thereafter, such officers and employees will be entitled to participate in the benefit plans maintained by Parent for its similarly situated employees, upon the same terms and conditions that apply to such employees of Parent. Parent has also agreed to honor all existing employment, severance, consulting or other compensation agreements or arrangements and benefit contracts between the Company and any officer, director or employee of the Company. Each employee of the Company as of the Effective Time will, for purposes of determining eligibility and vesting under any benefit plan of Parent, be given credit for all service with the Company prior to the Effective Time.

    The Merger Agreement provides that, promptly upon the acceptance for payment of and payment by the Purchaser in accordance with the Offer for, Shares satisfying the Minimum Condition, and from time to time thereafter, the Purchaser will be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as will give the Purchaser representation on the Board of Directors equal to at least that number of directors which equals the product of the total number of directors on the Board of Directors multiplied by the percentage that such number of Shares so accepted for payment and paid for or owned by Parent or the Purchaser bears to the total number of Shares outstanding; provided, however that at all times prior to the Merger there shall be at least three members of the Board of Directors of the Company selected by the current members of such Board. In the Merger Agreement, the Company has agreed to cause the Purchaser's designees to be elected to the Company's Board of Directors (including mailing to the Company's shareholders the information required by Section 14(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 14f-1 promulgated thereunder) and to increase the number of the Company's directors or to exercise its best efforts to secure the resignations of current directors, as may be directed by Parent and required to implement the foregoing.

    TERMINATION. The Merger Agreement may be terminated at any time prior to the Effective Time, whether prior to or after approval by the stockholders of the Company: (a) by mutual written consent of the Boards of Directors of Parent, the Purchaser and the Company; (b) by either the Company or Parent (i) if (1) the Offer terminates or expires in accordance with its terms or if Parent terminates the Offer as the result of the occurrence of any of the conditions described in Annex I to the Merger Agreement, or (2) Purchaser shall not have purchased any Shares pursuant to the Offer on or before December 31, 1996 (provided, however, that the right to terminate the Merger Agreement shall not be available to any party whose failure to fulfill any of its obligations thereunder or whose misrepresentation thereunder results in the cause for such termination); (ii) if the Merger shall not have been consummated on or before six months after the date of the Merger Agreement, unless the failure to consummate the Merger is the result of a material breach of the Merger Agreement by the party seeking to terminate it; or (iii) if any court of competent jurisdiction or any other governmental body shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; (c) by the Company if (i) the Offer has not been timely commenced in accordance with Section 1.1 of the Merger Agreement; or (ii) Parent or Purchaser fails to perform in any material respect any of its respective obligations under the Merger Agreement; (d) by Parent or Purchaser if the Company fails to perform in any material respect any of its obligations under the Merger Agreement; or (e) by the Company if the Board of Directors of the Company has accepted an Approved Offer in accordance with
Section 6.2 of the Merger Agreement.

    EXPENSES UPON TERMINATION. If neither Purchaser nor Parent is in material breach of any of its obligations under the Merger Agreement and, prior to acceptance of Shares for payment pursuant to the Offer or the payment therefor, the Merger Agreement is terminated (i) as a result of a material misrepresentation by the Company, withdrawal or modification by the Board of Directors of the Company of its recommendation of the Offer or the commencement of a tender offer or acquisition of 20% or more of the Shares by another party; or (ii) by Parent as a result of a breach by the Company; or (iii) by the Company if it accepts an Approved Offer; then the Company shall reimburse Parent for all reasonable out-of-pocket expenses and fees incurred by Parent in good faith in connection with the the Merger Agreement and the financing thereof, subject to a maximum reimbursement of $5,000,000.

    TERMINATION FEES. If neither Purchaser nor Parent is in material breach of any of its obligations under the Merger Agreement and, prior to acceptance of Shares for payment pursuant to the Offer or the payment therefor, the Merger Agreement is terminated (i) as a result of a material misrepresentation by the Company, withdrawal or modification by the Board of Directors of the Company of its recommendation of the Offer or the announcement or commencement of a tender offer or acquisition of 20% or more of the Shares by another party or; (ii) by Parent as a result of a breach by the Company; or (iii) by the Company if it accepts an Approved Offer; and either prior to such termination or within twelve
(12) months thereafter, any person A) acquires the Company by merger or otherwise; (B) acquires more than 50% in value of the total assets of the Company and its subsidiaries taken as a whole; or (C) acquires beneficial ownership of securities representing more than 50% of the outstanding voting securities of the Company; or the Board of Directors of the Company accepts, approves or recommends any third party acquisition; or the Board of Directors of the Company shall have withdrawn or modified in any material respect its recommendation of the Offer; then the Company shall pay Parent a termination fee of $6,500,000 in addition to the payment of expenses described above.

    STOCKHOLDER AGREEMENT. Parent and the Tendering Stockholders have entered into the Stockholder Agreement, which provides that, not later than the fifth business day after commencement of the Offer, each Tendering Stockholder will tender all Shares beneficially owned by such Tendering Stockholder. Parent's obligation under the Stockholder Agreement to accept for payment and pay for Shares in the Offer, including the Shares beneficially owned by such Tendering Stockholders, is subject to the terms and conditions of the Offer. If the Merger Agreement is terminated, the Offer is terminated without the purchase of Shares thereunder or the Minimum Condition is not satisfied (other than by waiver) upon termination of the Offer, the Shares tendered pursuant to the Stockholder Agreement by each Tendering Stockholder shall be returned to such Stockholder.

    During the term of the Stockholder Agreement, and except as otherwise provided therein or with the prior written consent of Parent, each tendering Stockholder may not (i) sell, pledge or otherwise dispose of any of its Shares,
(ii) deposit its Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to such Shares, or
(iv) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer or other disposition of such Shares. The Stockholder Agreement requires each tendering Stockholder to abide by the terms of the non-solicitation provisions of the Merger Agreement summarized in "The Merger Agreement" set forth above in this
Section 11.

    The Stockholder Agreement will terminate upon the earlier to occur of: (i) the termination of the Merger Agreement, and (ii) December 31, 1996.

    The preceding descriptions of the terms and provisions of the Merger Agreement and the Stockholder Agreement are qualified in their entirety by reference to the texts of such agreements, which are exhibits to the Tender Offer Statement on Schedule 14D-1 filed by the Purchaser and Parent with the Commission and which is available for inspection and copying at the principal office of the Commission in the manner set forth in Section 9.

    AMENDMENT OF EMPLOYMENT AGREEMENTS. Mr. Twyman originally executed an employment agreement with the Company in 1976. That agreement was amended in 1981, at which time the Company also entered in an employment agreement with John Demos. Prior to the execution and delivery of the Merger Agreement, the Company entered into amendments to these employment agreements which provide for acceleration of the benefits that would have been payable to Mr. Twyman and Mr. Demos through the end of the stated termination dates of those agreements (March 2, 1999 for Mr. Twyman and March 2, 1998 for Mr. Demos) so that, effective upon the acquisition by Purchaser of any shares pursuant to the Offer or, if no Shares are purchased pursuant to the Offer prior to the Merger, the date that the Merger is completed (such effective date being referred to as the "Payment Date"), the Company shall pay to the respective employees the sum of: (i) the amount of all unpaid salary and benefits accrued under the Employment Agreement through the Payment Date that has not previously been paid, and (ii) an amount equal to his full base salary for the period from the Payment Date through the date the Employment Agreement would have otherwise terminated, determined without discount. Based on an assumed Payment Date of November 15, 1996, the amount payable to Mr. Twyman would be approximately $1,206,042, and the amount payable to Mr. Demos would be approximately $263,336. Upon such payments, the Employment Agreements will terminate with no further liability or obligation of either party thereunder. In the event that the Merger Agreement is terminated for any reason prior to the Payment Date, the amendments of the Employment Agreements described above will terminate and be of no further force or effect.

    12. SOURCE AND AMOUNT OF FUNDS. The total amount of funds required by the Purchaser to purchase all presently outstanding Shares pursuant to the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $180,000,000 million. Such funds will be obtained by the Purchaser or provided by Parent or one or more of its subsidiaries to the Purchaser from available cash on hand and pursuant to a $500 million credit facility (the "Credit Facility") to be provided by a syndicate of banks (the "Banks") for whom Harris Trust and Savings Bank acts as administrative agent (the "Administrative Agent") and Bank of Montreal and PNC Bank, National Association, act as co-syndication agents. The Credit Facility will be a $500 million senior unsecured revolving facility maturing five (5) years from the date of the closing thereof, with a mandatory commitment reduction, through subsequent debt issues or otherwise, to $400 million by December 31, 1998. The Credit Facility contains a sublimit of $25 million for the issuance of standby and commercial letters of credit. Any outstanding letters of credit will reduce funds availability on a dollar-for-dollar basis. Loans will be provided under the Credit Facility to Parent, which can advance proceeds of such loans to the Purchaser and/or any other domestic subsidiary of Parent (the Parent, in such capacity, being hereinafter referred to as the "Borrower").

    Each loan under the Credit Facility will bear interest, at the Borrower's option from time to time, at a rate equal to either the "Base Rate" or the "LIBOR Rate." The "Base Rate" for any day will mean the greater of (i) the rate of interest announced by the Administrative Agent as its prime commercial rate for such day or (ii) the "Federal Funds Effective Rate" in effect on such day plus one half of one percent plus the Base Rate Margin, calculated on an actual day/365-day basis and payable quarterly in arrears. "LIBOR Rate" generally will mean the reserve adjusted LIBOR plus a LIBOR Margin, fixed for interest periods of one, two, three or six months, calculated on an actual day/360-day basis and payable on the last day of the applicable interest period (but in any case, at least quarterly). LIBOR is defined, generally, as the London Interbank Offered Rate reflected in the Telerate Service of the British Banker's Association, or if such rate is unavailable, the rate at which deposits of U.S. dollars are quoted two business days before commencement of the applicable interest period. The LIBOR Margin ranges from .200% to .700% based on the ratings assigned to the Parent's senior unsecured non-credit enhanced long-term indebtedness ("Parent's Debt Ratings"). The Borrower may also request that the Administrative Agent solicit competitive bids from the Banks through an auction for short term borrowings priced either (i) at a margin above or below LIBOR or (ii) at an absolute interest rate. The Credit Facility will also provide for customary provisions relating to yield protection, availability and capital adequacy.

    The Credit Facility will provide for the payment by Parent of certain fees including a (i) facility fee at a rate ranging from .100% to .300% per annum based on the Parent's Debt Ratings, (ii) certain structuring, underwriting and administrative fees and (iii) certain letter of credit fees ranging from .200% to .700% per annum (based on the Parent's Debt Ratings) applied to the face amount of each letter of credit, a letter of credit fronting fee of one-tenth of 1% of the face amount of each standby letter of credit and customary fees in connection with commercial letters of credit and standby letters of credit.

    The Credit Facility will have customary conditions to borrowing, representations and warranties, covenants and events of default. Without limiting the generality of the foregoing, the Banks' obligation to fund shall be conditioned upon the satisfaction of the Minimum Condition.

    The subsidiaries of Parent (including the Purchaser and, upon consummation of the Offer or the Merger, the Company and its subsidiaries) will unconditionally guarantee the indebtedness, obligations and liabilities of the Borrower under the Credit Facility.

    The commitment of the Banks under the Credit Facility will expire five (5) years from the date of its commencement. It is anticipated that borrowings under the Credit Facility will be repaid from funds generated internally by Parent and its subsidiaries (including the Company) and from other sources, which may include debt or other bank financings.

    13. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provisions of the Offer and in addition to (and not in limitation of) Parent's right to extend and amend the Offer (subject to the terms of the Merger Agreement), Parent shall not be required to accept for payment or pay for, subject to Rule 14e-l(c) of the Exchange Act, any Shares not theretofore accepted for payment or paid for and may terminate or amend the Offer (subject to the terms of the Merger Agreement) as to such Shares if (i) the Minimum Condition shall not have been satisfied or (ii) at any time on or after the date of commencement of the Offer and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exist or shall occur and remain in effect:

        (a) there shall have occurred (i) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (ii) a formal declaration of war or national or international calamity directly or indirectly involving the United States,
    (iii) any limitation (whether or not mandatory) by any United States governmental authority on the extension of credit by banks or other financial institutions that materially affects the extension of credit by banks or other lending institutions, or (iv) in the case of any of the foregoing existing at the time of commencement of the Offer, a material acceleration or worsening thereof; or

        (b) there shall have been any action taken, or any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted issued or deemed applicable to the Offer or the Merger by any court, government or governmental authority or agency, domestic or foreign, which
    (i) prohibits Parent's ownership or operation of all or a material portion of its or the Company's (or any of their respective subsidiaries') business or assets, or compels Parent to dispose of or hold separate all or a material portion of its or the Company's (or any of their respective subsidiaries') business or assets as a result of the Offer or the Merger,
    (ii) prohibits, or makes illegal the acceptance for payment or payment for Shares or the consummation of the Offer or the Merger, or (iii) imposes material limitations on the ability of Parent or Purchaser effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by Purchaser on all matters properly presented to the Company's stockholders; provided, however, that with respect to any action, ruling or order taken or made by any court, government or governmental authority or agency that is preliminary, until such action, ruling or order becomes final, Parent may not terminate the Offer, but shall extend the expiration of the Offer and shall postpone acceptance for payment or purchase of, or payment for, any Shares pursuant to this paragraph (b); further provided, however, that in no event shall Parent be obligated to attempt to cause any such decree, order or injunction to be vacated or reversed or to extend the Offer beyond December 31, 1996; or

        (c) the Merger Agreement shall have been terminated in accordance with its terms; or

        (d) any of the representations and warranties of the Company set forth in the Merger Agreement were inaccurate when made or became inaccurate at any time thereafter (other than (i) any misrepresentations that, in the aggregate, do not have a material adverse effect on the Company or (ii) any misrepresentations that the Company cures within five (5) business days after notice thereof is given by Parent (except that no cure period shall be provided for a breach by the Company which, by its nature, cannot be cured)) or the Company shall have failed in any material respect to perform any material obligation or covenant required by the Merger Agreement to be performed or complied with by it which failure would have a material adverse effect on the Company; or

        (e) the Board of Directors of the Company shall have withdrawn or modified in any material respect its recommendation of the Offer; provided, however, that this condition shall not be deemed to exist, and Purchaser shall have no right to terminate the Offer or not accept for payment or pay for Shares, if as a result of the Company's receipt of a proposal for the acquisition of all or a material portion of the business or assets of the Company or the Shares, the Company withdraws, modifies or amends its approval or recommendation of the Offer, the Merger or the Merger Agreement by reason of taking and disclosing to the Company's stockholders a position contemplated by Rule 14e-2(a)(2) or (3) promulgated under the Exchange Act with respect to such proposal, the Offer, the Merger or the Merger Agreement and if within five (5) business days of taking and disclosing to its stockholders the aforementioned position, the Company publicly reconfirms its recommendation of the Offer, the Merger and the Merger Agreement; or

        (f) the waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR Act shall not have expired or been terminated; provided, however, that (i) until such HSR Act waiting periods expire or terminate, Parent may not terminate the Offer (but shall extend the expiration of the Offer and shall postpone acceptance for payment or purchase of, or payment for, any Shares pursuant to this paragraph (f)); further provided, however, that in no event shall Parent be obligated to extend the Offer beyond December 31, 1996 and (ii) unless Parent theretofore shall have terminated the Offer in accordance with the terms of the Merger Agreement, Parent shall continue to seek to resolve any action or proceeding in accordance with the provisions of the Merger Agreement; or

        (g) (i) a tender or exchange offer for 20% or more of the Shares shall have been publicly proposed to be made by another person or shall have been publicly disclosed, (ii) a tender or exchange offer for 20% or more of the Shares shall have been made by another person or (iii) Parent shall have learned that any person, entity or "group" (as that term is used in Section 13(d)(3) of the Exchange Act), shall beneficially own (as that term is used in Section 13(d)(3) of the Exchange Act), or shall have acquired, 20% or more of the Shares, or shall have been granted any option or right, condition or otherwise, to acquire 20% or more of the Shares;

which, in the reasonable judgment of Parent, in any case, and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for payment, purchase of, or payment for Shares.

    The foregoing conditions are for the sole benefit of Parent and may be asserted by Parent regardless of the circumstances giving rise to any such condition and may be waived by Parent, in whole or in part, at any time and from time to time, in the sole discretion of Parent. The failure by Parent at any time to exercise any of the foregoing rights will not be deemed a waiver of any right and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

    Should the Offer be terminated pursuant to the foregoing provisions, all tendered Shares not theretofore accepted for payment shall forthwith be returned by the Depositary to the tendering stockholders.

    14. DIVIDEND AND DISTRIBUTIONS. If, on or after October 8, 1996, the Company should (i) split, combine or otherwise change the Shares or the Company's capitalization, (ii) issue or sell any additional securities of the Company or otherwise cause an increase in the number of outstanding securities of the Company (except for Shares issuable upon the exercise of employee stock options outstanding on the date of the Merger Agreement), (iii) acquire currently outstanding Shares or otherwise cause a reduction in the number of outstanding Shares, or (iv) disclose that it has taken any such action, then, without prejudice to Purchaser's rights under Sections 1 and 13, the Purchaser may, in its sole discretion, make such adjustments as it deems appropriate to reflect such split, combination or other change in the purchase price and the other terms of the Offer or the Merger (including, without limitation, the number and type of securities offered to be purchased, the amounts payable therefor and the fees payable hereunder).

    If, on or after October 8, 1996, the Company should declare or pay any cash or stock dividend or other distribution or issue any rights with respect to the Shares, payable or distributable to stockholders of record on a date prior to the transfer to the name of the Purchaser or its nominee or transferee on the Company's stock transfer records of the Shares accepted for payment pursuant to the Offer, then, without prejudice to the Purchaser's rights under Sections 1 and 13 and without limiting the rights of the Purchaser described in the preceding paragraph of this Section 14, any such dividend, distribution or right to be received by the tendering stockholders will be received and held by the tendering stockholder for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation and transfer. Pending such remittance, the Purchaser will be entitled to all rights and privileges as owner of any such dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by the Purchaser in its sole discretion.

    15. CERTAIN LEGAL MATTERS. Except as set forth in this Section 15, based on a review of publicly available filings by the Company with the Commission and other information concerning the Company provided to Parent, the Purchaser is not aware of any license or other regulatory permit which appears to be material to the business of the Company and that might be adversely affected by the Purchaser's acquisition of Shares pursuant to the Offer (and the indirect acquisition of the stock of the Company's subsidiaries), or of any approval or other action by any domestic or foreign governmental or administrative agency that would be required prior to the acquisition of Shares by the Purchaser pursuant to the Offer. Should any such approval or other action be required, it is the Purchaser's present intention that such additional approval or action would be sought. While the Purchaser does not presently intend to delay the purchase of Shares tendered pursuant to the Offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, could be obtained without substantial conditions or that adverse consequences might not result to the Company's or Parent's business, or that certain parts of the Company's or Parent's business might not be required to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action or in the event that such approvals were not obtained or such actions were not taken. The Purchaser's obligation to purchase and pay for Shares is subject to certain conditions relating to the legal matters discussed in this Section 15. See Section 13.

    ANTITRUST. Under the HSR Act, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission ("FTC") and certain waiting period requirements have been satisfied. The acquisition of Shares pursuant to the Offer and the Merger Agreement is subject to such requirements. On or about October 9, 1996, Parent expects to file with the Antitrust Division and the FTC a Notification and Report Form with respect to the Offer and the Merger.

    Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated prior to the expiration of a 15-calendar day waiting period following the filing by Parent, unless earlier terminated. Accordingly, the Parent expects the waiting period applicable to the Offer will expire at 11:59 p.m., New York City time, on or about October 24, 1996, unless Parent receives a request from either the FTC or the Antitrust Division for additional information or documentary material, or the Antitrust Division and the FTC terminate the waiting period prior thereto. If, within such 15-day waiting period either the Antitrust Division or the FTC requests additional information or material from Parent concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the rules promulgated under the HSR Act. Thereafter, the waiting period could be extended only by court order or with the consent of the Purchaser. The additional 10-calendar-day waiting period may be terminated sooner by the FTC or the Antitrust Division. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Although the Company may be required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Offer and the Merger, neither the Company's failure to make such filings nor a request made to the Company from the Antitrust Division or the FTC for additional information or documentary material will extend the Offer period with respect to the purchase of Shares pursuant to the Offer and the Merger Agreement. The Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Section 13.

    If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, at the discretion of the Purchaser, be extended and, in any event, the purchase of and payment for Shares will be deferred until ten days after the request is substantially complied with by Parent, unless the ten-day extended period expires on or before the date when the initial waiting period would otherwise have expired or unless the waiting period is sooner terminated by the FTC and the Antitrust Division. See Section
2. Unless the Offer is extended, any extension of the waiting period will not give rise to any additional withdrawal rights. See Section 3.

    The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by the Purchaser pursuant to the Offer and the Merger. At any time before or after the Purchaser's purchase of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer and the Merger or seeking divestiture of Shares purchased thereunder or the divestiture of assets of the Company, the Purchaser, Parent or any of their respective subsidiaries or affiliates. Private parties as well as state attorneys general may also bring legal actions under the antitrust laws under certain circumstances. If any such action by the FTC, the Antitrust Division or any other person should be instituted, the Purchaser could decline to accept for payment any Shares tendered. See Section 13 for certain conditions to the Offer. Based upon an examination of information relating to the businesses in which Parent and the Company are engaged, Parent believes that the consummation of the Offer would not violate any antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be.

    The Merger would not require an additional filing under the HSR Act if the Purchaser owns 50% or more of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.

    STATE TAKEOVER LAWS. The Company is incorporated under the laws of the State of Delaware. Section 203 of the DGCL (the "Business Combinations Statute") generally prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" (defined generally as any person that directly or indirectly owns 15% or more of the outstanding voting stock of the subject corporation) for a period of three years after the date of the transaction in which the person became an interested stockholder, unless certain exceptions apply, including that a majority of disinterested directors approved in advance the transaction in which the interested stockholder became an interested stockholder. The Board of Directors of the Company has unanimously approved the acquisition of Shares pursuant to the Offer and the Merger Agreement so that Section 203 of the DGCL is not applicable to the transactions contemplated by the Merger Agreement. The foregoing is a summary of the provisions of the DGCL which are applicable to the Offer, does not purport to be complete and is qualified in its entirety by reference to the provisions of the DGCL.

    A number of states have adopted takeover laws which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, security holders, principal executive offices or principal places of business therein. To the extent that certain provisions of certain of these state takeover statutes purport to apply to the Offer or the Merger, the Purchaser believes that such laws conflict with federal law and constitute an unconstitutional burden on interstate commerce. In 1982, the Supreme Court of the United States, in EDGAR
V. MITE CORP., held that the Illinois Business Takeovers Statute, which as a matter of state securities law made takeovers of corporations meeting certain requirements more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In 1987, however, in CTS CORP. V. DYNAMICS CORP. OF AMERICA, the Supreme Court of the United States held that the State of Indiana could, as a matter of corporate law and, in particular, those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated therein. Subsequently, a number of federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

    Except as described herein, the Purchaser does not know whether the Offer is subject to any state takeover statutes and neither Parent nor the Purchaser has attempted to comply with any state takeover statutes in connection with the Offer other than as indicated below. Should any person seek to apply any such statute to the Offer, Parent and the Purchaser reserve the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that any additional state takeover statute is found applicable to the Offer and an appropriate court does not determine that such laws are inapplicable or invalid as applied to the Offer, the Purchaser may be required to file certain information with, or receive approvals from, the relevant state authorities, or the Purchaser might be unable to purchase and accept for payment or pay for Shares tendered pursuant to the Offer or be delayed in continuing or-consummating the Offer. In the circumstances described above, the Purchaser may not be obligated to accept for purchase and payment or pay for any Shares tendered.

    Although the Company is a Delaware corporation, its principal place of business is in Ohio. Section 1707.041 of the Ohio Securities Law requires that no control bid for any securities of a "subject company" shall be made pursuant to a tender offer until the offeror files certain information with the Ohio Division of Securities. As defined in the statute, "subject company" means an issuer (i) that has its principal place of business or principal executive office in Ohio or owns or controls assets within Ohio having a fair market value of at least $1 million, and (ii) more than 10% of whose beneficial or record equity security holders reside in Ohio. Because the Company falls within the description of a "subject company" it has filed a Form 041 with the Ohio Division of Securities providing the requisite information. The Company also has facilities in Michigan and Kentucky. The laws of these states, however, do not require comparable filings by foreign corporations in control bid acquisitions.

    SUPER-MAJORITY VOTING PROVISION. The Board of Directors of the Company has also taken actions to exempt the Company from the super-majority stockholder vote provision of Article Sixth of the Company's Certificate of Incorporation, which requires that the affirmative vote of the holders of at least 70% of the total voting power of all outstanding shares must approve any merger of the Company unless such merger has been approved by at least two-thirds of the then authorized number of directors.

    16. EXTENSION OF TENDER PERIOD, TERMINATION AND AMENDMENTS. The Merger Agreement provides that the Offer may not be amended to reduce the price to be paid per Share, change the form of consideration to be paid in the Offer or the Merger, increase or waive the Minimum Condition, extend the Expiration Date, or amend the terms of the Offer in a manner that is materially adverse to the holders of the Shares. Subject to such restrictions, the Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period during which the Offer is open by giving oral or written notice of such extension to the Depositary. If the Purchaser shall decide, in its sole discretion, to increase the consideration offered in the Offer to holders of Shares or make any other material change in the terms of the Offer (including the Minimum Condition) or the information concerning the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information. With respect to a change in price or a change in percentage of securities sought, a minimum 10-business day period from the date of announcement thereof is required to allow for adequate dissemination to stockholders and investor response. If, prior to the Expiration Date, the Purchaser should decide to increase the price per Share being offered in the Offer, such increase will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

    The Purchaser also expressly reserves the right (i) to delay payment for any Shares, regardless of whether such Shares were theretofore accepted for payment, or to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted or paid for, upon the occurrence of any of the conditions specified in Section 13 by giving oral notice thereof to the Depositary; and
(ii) subject to the restrictions set forth in the Merger Agreement, at any time or from time to time, to amend the Offer in any respect. See Section 13. Any extension, delay, termination, waiver or amendment of the Offer will be followed, as soon as practicable, by public announcement thereof, and such announcement in the case of an extension will be made in accordance with Rule 14e-1(d) no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to either the Dow Jones or Reuters News Services and making any appropriate filings with the Commission.

    If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 3. However, the ability of the Purchaser to delay the payment for Shares which the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

    17. CERTAIN FEES AND EXPENSES. Piper Jaffray Inc. is acting as Dealer Manager for the Offer and as financial advisor to Parent in connection with the transactions described in this Offer to Purchase. Pursuant to an engagement letter dated July 19, 1996 and a Dealer Manager Agreement dated as of October 8, 1996, Parent has agreed to pay Piper Jaffray an aggregate amount of $900,000 upon consummation of an acquistion of the Company. Of this amount, Parent has paid Piper Jaffray a cash retainer of $75,000 and has agreed to pay Piper Jaffray an additional cash retainer of $25,000 if Parent is still in discussions with the Company in regards to a transaction with the Company as of October 17, 1996 and a cash fee of $500,000 upon the rendering of its fairness opinion to the Board of Directors of Parent. Parent has further agreed to pay Piper Jaffray the remaining $300,000 as a cash success fee upon the consummation by Parent of an acquisition of the Company. In the event Parent does not consummate an acquisition of the Company but receives any form of gain, compensation or non-expense reimbursement in connection with its attempt to complete an acquisition of the Company, Parent has agreed to pay Piper Jaffray 10% of any such gain, compensation or reimbursement, not to exceed $150,000. In addition, Parent has agreed to reimburse Piper Jaffray for its reasonable out-of-pocket expenses, including fees and disbursements of Piper Jaffray's legal counsel, whether or not an acquisition of the Company is consummated, and has agreed to indemnify Piper Jaffray against certain liabilities and expenses in connection with its engagement.

    The Purchaser has retained D.F. King & Co. to act as Information Agent and Norwest Bank Minnesota, N.A. to act as Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the Offer to beneficial owners. The Information Agent and the Depositary will receive reasonable and customary compensation for services relating to the Offer in addition to reimbursement of reasonable out-of-pocket expenses. The Purchaser has agreed to indemnify the Information Agent and the Depositary against certain liabilities and expenses in connection with the Offer including certain liabilities under the federal securities laws.

    Neither Parent nor the Purchaser will pay any fees or commissions to any broker, dealer or other person (other than the above-described fees to Piper Jaffray) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Purchaser for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

    18. MISCELLANEOUS. The Purchaser is not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If the Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, the Purchaser will make a good faith effort to comply with any such law. If, after good faith effort, the Purchaser cannot comply with any such law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    Parent and the Purchaser have filed with the Commission a Tender Offer Statement on Schedule 14D-1, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Tender Offer Statement and any amendments thereto, including exhibits, may be obtained in the manner described in Section 8 with respect to information concerning the Company, except that such information will not be available at the regional offices of the Commission.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR THE PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                                                     NFC ACQUISITION CORPORATION

          DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND THE PURCHASER

    1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The names, ages, present principal occupation or employment and five-year employment history of each director and executive officer of Parent are set forth below. Unless otherwise indicated, all persons have held their current occupation or employment for at least the last five years. The business address of each such person is 7600 France Avenue South, Edina, Minnesota 55435. All persons listed below are citizens of the United States of America.

                                 YEAR FIRST ELECTED
                                 OR APPOINTED AS AN                   PRESENT PRINCIPAL OCCUPATION
                                  EXECUTIVE OFFICER                     OR EMPLOYMENT; FIVE-YEAR
         NAME AND AGE                OR DIRECTOR                           EMPLOYMENT HISTORY
-------------------------------  -------------------  -------------------------------------------------------------
EXECUTIVE OFFICERS:
Alfred N. Flaten (61)                      1991       President and Chief Executive Officer. Mr. Flaten was elected
                                                      Chief Executive Officer in November 1994. His election as
                                                      President and Chief Operating Officer was effective in
                                                      November 1991. He had been elected Executive Vice President,
                                                      Sales and Operations of Nash Finch in February 1991.

William T. Bishop (56)                     1994       Senior Vice President, Sales and Logistics. Mr. Bishop was
                                                      elected as Senior Vice President, Sales and Logistics
                                                      effective in December 1994 after joining the Company in the same month. He was previously employed by Scrivner, Inc., a wholesale and retail food distribution company located in
                                                      Oklahoma City, Oklahoma, serving as its President and Chief
                                                      Operating Officer from 1987 to 1994.

Norman R. Soland (55)                      1986       Vice President, Secretary and General Counsel.

Clarence T. Walters (59)                   1988       Vice President, Management Information Systems.

Charles F. Ramsbacher (54)                 1991       Vice President, Marketing.

Steven L. Lumsden (51)                     1992       Vice President, Warehouse and Transportation. Mr. Lumsden was
                                                      elected Vice President, Warehouse and Transportation in May
                                                      1992. He previously served as Director, Warehouse and
                                                      Transportation from May 1990 to May 1992.

Gerald D. Maurice (63)                     1993       Vice President, Store Development. Mr. Maurice was elected
                                                      Vice President, Store Development in May 1993. He previously served as operating Vice President, Central Division for more than five years.

John R. Scherer (46)                       1994       Vice President and Chief Financial Officer. Mr. Scherer was
                                                      appointed as Chief Financial Officer in November 1995. His election as Vice President was effective in December 1994, and he served as Vice President, Planning and Financial
                                                      Services from December 1994 to November 1995. He previously served as Director of Strategic Planning and Financial
                                                      Services from April 1994 to December 1994, and Director of
                                                      Planning and Budgets from January 1988 through April 1994.

Charles M. Seiler (48)                     1995       Vice President, Corporate Retail Operations. Mr. Seiler was
                                                      elected as Vice President, Corporate Retail Operations
                                                      effective in October 1994. He previously served as operating
                                                      Vice President, Iowa Division from May 1993 to October 1994 and Iowa Division Manager from June 1991 to May 1993.

Edgar F. Timberlake (49)                   1995       Vice President, Human Resources. Mr. Timberlake was elected as Vice President, Human Resources in November 1995. He
                                                      previously served as Director of Human Resources from January
                                                      1993, and Director of Training and Management Development
                                                      from February 1988 to January 1993.

David J. Richards (48)                     1996       Vice President, Corporate Retail Stores. Mr. Richards was
                                                      elected Vice President, Corporate Retail Stores in July 1996,
                                                      having previously served as operating Vice President,
                                                      Southeast Division from December 1994 to July 1996. He was previously employed by Scrivner, Inc., serving as Senior Vice
                                                      President, Store Development from July 1992 to August 1994 and as Executive Vice President, Retail Operations from
                                                      January 1991 to July 1992.

William E. May, Jr. (48)                   1996       Vice President, Strategic Technology Programs and Marketing
                                                      Services. Mr May was elected as Vice President, Strategic
                                                      Technology Programs and Marketing Services in July 1996.
                                                      Previously, he was employed by Spartan Stores in Grand
                                                      Rapids, Michigan, having served as Senior Vice President,
                                                      Distribution, Procurement, MIS and Customer Service from July
                                                      1988 to June 1996.

John M. McCurry (47)                       1996       Vice President, Independent Store Operations. Mr. McCurry was
                                                      elected Vice President, Independent Store Operations in May
                                                      1996. He previously served as Director, Independent Store
                                                      Operations from August 1993 to May 1996, as Director of
                                                      Grocery and Marketing from April 1993 to August 1993 and as
                                                      Distribution Center Manager, Sioux Falls, South Dakota from
                                                      January 1991 to April 1993.

Lawrence A. Wojtasiak (51)                 1990       Controller.

Suzanne S. Allen (32)                      1996       Treasurer. Ms. Allen was elected as Treasurer effective as of
                                                      January 1996. She previously served as Assistant Treasurer from May 1995, Treasury Manager from January 1993 to May
                                                      1995, and Treasury Assistant from September 1987 to January
                                                      1993.

DIRECTORS:
Carole F. Bitter (50)                      1993       President and Chief Executive Officer of Harold Friedman,
                                                      Inc., an operator of retail supermarkets located in Butler,
                                                      Pennsylvania.

Richard A. Fisher (66)                     1984       Retired Vice President -- Finance and Treasurer of Network
                                                      Systems Corporation, a manufacturer of data communications system located in Brooklyn Park, Minnesota. Mr. Fisher
                                                      retired in December 1992 as Vice President -- Finance and
                                                      Treasurer of Network Systems Corporation, a position he had held for more than five years.

Alfred E. Flaten (61)                      1990       President and Chief Operating Officer of Parent.

Allister P. Graham (60)                    1992       Chairman and Chief Executive Officer of the Oshawa Group
                                                      Limited, a food and pharmaceutical distributor in Toronto
                                                      Canada.

John H. Grunewald (60)                     1992       Executive Vice President, Finance and Administration, Polaris
                                                      Industries, Inc., a manufacturer of recreational equipment located in Plymouth, Minnesota. Mr. Grunewald has served as
                                                      Executive Vice President, Finance and Administration of
                                                      Polaris Industries since September 1993. He previously served as Executive Vice President, Chief Financial Officer and
                                                      Secretary of Pentair, Inc. for more than five years, a
                                                      position from which he retired in June 1993.

Richard G. Lareau (68)                     1984       Partner, Oppenheimer Wolff & Donnelly, a law firm located in
                                                      Minneapolis, Minnesota. Mr. Lareau has been a partner in the law firm of Oppenheimer Wolff & Donnelly for over 30 years.

Russell N. Mammel (70)                     1974       Retired President and Chief Operating Officer of Parent. Mr.
                                                      Mammel resigned in November 1991 as President and Chief
                                                      Operating Officer of Nash Finch, a position that he had held for more than five years, in anticipation of his planned
                                                      retirement which was effective January 1, 1992.

Don E. Marsh (58)                          1995       Chairman of the Board, President and Chief Executive Officer
                                                      of Marsh Supermarkets, Inc., a supermarket and convenience store chain operator located in Indianapolis, Indiana.

Donald R. Miller (69)                      1978       Management Consultant.

Robert F. Nash (62)                        1968       Retired Vice President and Treasurer of Parent. Mr. Nash
                                                      retired in January 1996 as Vice President & Treasurer of Nash
                                                      Finch, a position he had held for more than five years.

Jerome O. Rodysill (67)                    1974       Retired Senior Vice President of Parent. Mr. Rodysill retired in January 1994 as Senior Vice President, Store Development
                                                      and Construction of Nash Finch, a position he had held for more than five years.

    2. DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER. The names, ages, present principal occupation or employment with the Purchaser of each of the directors and executive officers of the Purchaser are set forth below. The business address of each such person is 7600 France Avenue South, Edina, Minnesota 55435. All persons listed below are citizens of the United States of America. For information regarding the five-year employment history of such persons, see "Directors and Executive Officers of Parent."

                                                YEAR FIRST ELECTED
                                                OR APPOINTED AS AN            PRESENT PRINCIPAL OCCUPATION
                                                 EXECUTIVE OFFICER           OR EMPLOYMENT WITH PURCHASER;
                  NAME (AGE)                        OR DIRECTOR               FIVE-YEAR EMPLOYMENT HISTORY
----------------------------------------------  -------------------  ----------------------------------------------
Alfred N. Flaten (61)                                     1996                 President and a Director.

Norman R. Soland (55)                                     1996                 Secretary and a Director.

John R. Scherer (45)                                      1996                 Treasurer and a Director.

    Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank or other nominee to the Depositary at one of its addresses set forth below.

                        THE DEPOSITARY FOR THE OFFER IS:

                          NORWEST BANK MINNESOTA, N.A.
                             ---------------------

          BY MAIL:                 BY OVERNIGHT COURIER:        BY FACSIMILE TRANSMISSION:

 Norwest Shareowner Services    Norwest Shareowner Services     (For Eligible Institutions
       P.O. Box 64858           161 North Concord Exchange                Only)
   St. Paul, MN 55164-0858       Stock Transfer Department            (612) 450-4163
                                 South St. Paul, MN 55075          Confirm Facsimile By
                                                                        Telephone:
                                                                      (612) 450-4108

                                      BY HAND:

    Norwest Shareowner Services                   Norwest Trust Company of New York
     161 North Concord Exchange          OR                3 New York Plaza
             2nd Floor                                        15th Floor
      South St. Paul, MN 55075                            New York, NY 10004

    Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. You may also contact your broker, dealer, commercial bank or trust company or nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                             D.F. KING & CO., INC.

                                77 Water Street
                            New York, New York 10005
                            (212) 269-5550 (collect)
                                       or
                         Call Toll Free: 1-800-859-8509
                      THE DEALER MANAGER FOR THE OFFER IS:
                               PIPER JAFFRAY INC.
                             222 South Ninth Street
                          Minneapolis, Minnesota 55402

                   Call Toll Free: 1-800-333-6000, Ext. 6373